Exhibit 10.1

ACKNOWLEDGEMENT AND AMENDMENT AGREEMENT

This Acknowledgement and Amendment Agreement (the “Acknowledgement”) is dated April 8, 2007, and is entered into by and between Gary M. Saxton (the “Employee”), and BioSphere Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Employee and the Company have entered into a certain letter agreement dated November 18, 2004 regarding the Employee’s employment with the Company (the “Letter Agreement”); and

WHEREAS, the parties desire to modify the provisions of Section 2.6 of the Letter Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.             The Letter Agreement is hereby amended by deleting Section 2.6 in its entirety and inserting the following new Section 2.6 in lieu thereof:

“2.6         Living Expenses.  Effective  January 1, 2007, for so long as you are employed as an executive officer of the Company and your primary residence is more than 100 miles from the Company’s offices, you shall be entitled to receive an annual living allowance of $81,000, less applicable taxes and withholdings, which may be used, at your discretion, to offset commuting costs incurred by you in connection with your travel from your primary residence to the Company’s offices and for temporary living and housing allowances relating to such commuting (the “Allowance”).  Such Allowance shall be paid to you in twelve equal monthly installments of $6,750, less applicable taxes and withholdings; provided that the Company shall not be required to pay you any Allowance beyond the end of your employment with the Company.  Such Allowance will be paid in the first pay period of each month. Furthermore, it is agreed and acknowledged that the Allowance shall not constitute “base salary” or “salary” for any purpose whatsoever including without limitation Section 2.1, 2.2 or 3.1 of this Agreement, nor shall it be aggregated with your base salary for purposes of computing any bonus or other compensation you may receive.”

2.             The parties acknowledge and agree that all other provisions of the Letter Agreement shall remain in full force and effect.

3.             This Acknowledgement shall be governed by and construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law.

4.             This Acknowledgement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the Parties have executed this Acknowledgement and Amendment Agreement as of the date first above written.

BIOSPHERE MEDICAL, INC.

By:	/s/ Richard J. Faleschini
Title:	Richard J. Faleschini
President and Chief Executive Officer

EMPLOYEE

/s/ Gary M. Saxton
Name: Gary M. Saxton
Title: Executive Vice President and Chief Operating Officer